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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 22, 2003, relating to the financial statements and financial highlights which appears in the October 31, 2003 Annual Report to Shareholders of MainStay Strategic Value Fund (the "Fund"), which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Financial Highlights" in such Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Financial Statements" in the Fund's N-1A Registration Statement dated March 1, 2004, which is incorporated by reference in the N-14 Registration Statement.




PricewaterhouseCoopers LLP

New York, New York
October 28, 2004